Exhibit 99.1

Clear Channel Communications, Inc. Announces Proposed Private Offering of Senior Notes

San Antonio, April 28, 2014 — Clear Channel Communications, Inc. (“CCU”) announced today that CCU Escrow Corporation, a newly formed Texas corporation (the “Escrow Issuer”), intends to offer, subject to market and other customary conditions, $400,000,000 in aggregate principal amount of senior notes due 2018 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

At the closing of the offering of Notes, the Escrow Issuer, which was created solely to issue the Notes, will deposit the gross proceeds of the offering (and CCU will deposit an amount sufficient to pay accrued interest on the Notes through the term of the escrow) into a segregated escrow account until the date on which certain escrow release conditions are satisfied, including the substantially concurrent (1) redemption of $408.6 million aggregate principal amount of CCU’s 5.5% senior notes due 2014 (the “2014 legacy notes”) and (2) assumption of the Escrow Issuer’s obligations under the Notes by CCU (the “Assumption”), as described below.

No later than 30 days after the closing of the offering of Notes, CCU intends to issue a 30-day irrevocable notice to redeem $408.6 million aggregate principal amount of its 2014 legacy notes.  At the end of the 30-day period, the escrowed funds will be released and, together with cash on hand from CCU, used to redeem the 2014 legacy notes called for redemption, to pay accrued and unpaid interest to, but not including, the date of redemption, and to pay the fees and expenses related to this offering and the redemption of the 2014 legacy notes.

Substantially simultaneously with the consummation of the redemption of the 2014 legacy notes, the Escrow Issuer intends to merge with and into CCU, with CCU continuing as the surviving corporation. At the time of, and as a result of the consummation of the merger, CCU will assume all of the obligations of the Escrow Issuer under the Notes in the Assumption.

If the proceeds from the Notes are not released from escrow on or prior to the date that is 60 days after the issue date of the Notes, the Escrow Issuer will redeem all of the Notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest from the date of issuance of the Notes to, but not including, the date of redemption.

Prior to the Assumption, the Notes will be secured by a first-priority security interest in the escrow account and all deposits and investment property therein. Following the Assumption, the Notes will be the senior unsecured obligations of CCU and will not be guaranteed by any of CCU’s parent companies or any of its subsidiaries.

The Notes will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The offering of Notes is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.  This press release should not be construed as a notice of redemption, offer or solicitation with respect to the 2014 legacy notes.

Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, whether or not the Escrow Issuer will offer the Notes or consummate the offering, the anticipated terms of the Notes and the offering, the anticipated use of proceeds of the offering, if consummated, and whether the Assumption will in fact occur. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict. Neither CCU nor the Escrow Issuer undertakes any obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

About Clear Channel Communications

Clear Channel Communications is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Media:

Wendy Goldberg
Executive Vice President, Communications
(212) 549-0965

Investors:

Effie Epstein
Vice President, Planning and Investor Relations
(212) 377-1116